4: Statement Pursuant to Section 906 6:

Statement Pursuant to Section 906 of Sarbanes-Oxley Act of 2002

The undersigned, Daniel Dror, CEO, President and Chairman of American International Industries, Inc, a Nevada corporation, hereby makes the following certification as required by Section 906(a) of the Sarbanes-Oxley Act of 2002, with respect to the following of this annual report filed pursuant to Section 15(d) of the Securities Exchange Act of 1934: Annual Report of Form 10-KSB for the period ended December 31, 2004.

The undersigned certifies that the above annual report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934, and information contained in the above annual report fairly presents, in all respects, the financial condition of American International Industries, Inc. and results of its operations.

Date: March 31, 2005
Daniel Dror
CEO, President and Chairman
/s/ Daniel Dror